Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES ACCEPTANCE LEVEL IN EXCESS OF 90% UNDER ITS ONGOING DEBT EXCHANGE OFFER AND AN EXTENSION OF THE OFFER PERIOD

MONTERREY, MEXICO, AUGUST 21, 2012 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that, subject to documentation and certain other conditions and in relation to the Invitation Memorandum to Participating Creditors, dated July 5, 2012 (the “IM”), it has received to date: (i) Acceptance Notices representing approximately 90% of the Exposures under the Financing Agreement dated as of August 14, 2009, as amended (the “2009 FA”), and (ii) indications of an intent to participate in the exchange transaction from additional Participating Creditors representing approximately 1.5% of the Exposures, aggregating in total approximately 91.5% of the Exposures under the 2009 FA.

Acceptance Notices from Participating Creditors wishing to exchange into the New HY Notes represent an anticipated issuance of approximately U.S.$470 million in aggregate principal amount of such notes.

The Acceptance Notices received to date satisfy the requisite thresholds for the Amendment Consents relating to the 2009 FA which, provided that the relevant conditions are satisfied, means that the 2009 FA will be amended and restated as at the Transaction Completion Date.

Considering the current level of Acceptance Notices and indications of intent to participate, CEMEX has decided:

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subject to the following paragraphs, to extend the Acceptance Deadline under the IM until 5:00 p.m. (London time) / 12:00 noon (New York City time) on September 7, 2012 (the “New Acceptance Deadline”, as the same may be further amended in accordance with the IM), which would allow additional Participating Creditors wishing to participate in the exchange transaction to do so. This extension recognizes that, due to particular timing limitations during the August period, there are a number of Participating Creditors that have expressed an intention to participate in the Transaction but have not yet been able to submit Acceptance Notices;

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unless Acceptance Notices from Participating Creditors representing 95% or more of the Existing Exposure are received on or before the New Acceptance Deadline, the Exchange Condition in the IM will be amended such that CEMEX will have a right to proceed to close the Transaction on the New Acceptance Deadline if it has received Acceptance Notices from Participating Creditors representing 91% or more of the Existing Exposures under the 2009 FA. This is a Relevant Amendment for the purposes of the IM, and this announcement is a Relevant Amendment Notification; and

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given the above, if Acceptance Notices from Participating Creditors received to date (without giving effect to any subsequent notices arising from the Relevant Amendment received from those Participating Creditors relating to the Transaction) plus Acceptance Notices received from other Participating Creditors on or prior to the New Acceptance Deadline represent 95% or more of the Existing Exposures, CEMEX reserves the right in its absolute discretion to close the Transaction by providing two business days’ notice to the Participating Creditors, provided that no such notice will be required if the Transaction will close on the New Acceptance Deadline.

This announcement supplements and amends the information contained in the IM, and should be read in conjunction with the IM. Reference is made to the IM for definitions of certain terms that are used, but not defined, in this announcement.

CEMEX will make further announcements on Debtdomain as necessary to update Participating Creditors on progress and process to implementation.

Creditors or beneficial owners of Exposures under the FA that do not have access to the IM on Debtdomain may obtain a copy by contacting Citibank International Plc, the exchange agent for this transaction, at 5 Canada Square, Canary Wharf, London E14 5LB, by email at exchange.gats@citi.com or by telephone at +44 (0)207 508 3867.

This transaction includes an offering of securities that is being conducted pursuant to Section 4(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under the laws of foreign jurisdictions. Participation in this transaction is limited: (a) in the United States, to persons who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or institutional “accredited investors” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, and (b) outside the United States, to persons other than “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance upon Regulation S under the Securities Act and who are "qualified investors" (within the meaning given at Article 2 of Directive 2003/71/EC (the Prospectus Directive)) or hold an equivalent status under applicable local laws and regulations. The securities to be offered have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

THERE WILL NOT BE A REGISTRATION WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND NO PUBLIC OFFERING OR BROKERAGE ACTIVITIES MAY BE CONDUCTED IN MEXICO, EXCEPT PURSUANT TO A PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS. WE WOULD NOTIFY THE CNBV OF THIS TRANSACTION, INCLUDING ITS PRINCIPAL CHARACTERISTICS. SUCH NOTICE WILL BE DELIVERED TO THE CNBV FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO INVESTMENT QUALITY OR OF OUR SOLVENCY. THE INFORMATION CONTAINED IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This announcement contains forward-looking statements and information that are necessarily subject to risks, uncertainties and assumptions. These risks, uncertainties, and assumptions are more fully described in the IM and our Annual Report on Form 20-F for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

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